Exhibit 10.2

AMENDMENT NO. 1
TO
AMENDED AND RESTATED
IMPLEMENTATION AND STOCKHOLDER AGREEMENT

AMENDMENT NO. 1, dated as of June 11, 2009 (this "Amendment"), to the AMENDED AND RESTATED IMPLEMENTATION AND STOCKHOLDER AGREEMENT, dated as of February 27, 2009 (the "Original Agreement"), between BlackRock, Inc., a Delaware corporation, and The PNC Financial Services Group, Inc., a Pennsylvania corporation ("PNC").  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Original Agreement.

WITNESSETH:

WHEREAS, the parties hereto have entered into the Original Agreement; and

WHEREAS, pursuant to and in accordance with Section 6.5 of the Original Agreement, the parties wish to amend the Original Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and in the Original Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I
AMENDMENTS

Section 1.1            Effectiveness

This Amendment shall become effective only upon the Initial Closing (as defined in the Stock Purchase Agreement) of that certain Stock Purchase Agreement by and among BARCLAYS PLC (solely for the purposes of Section 6.16, Section 6.18 and Section 6.24), BARCLAYS BANK PLC ("Barclays") and BlackRock (the "Stock Purchase Agreement").

Section 1.2            Agreement

Whenever used in the Original Agreement or this Amendment, the term "Agreement" shall hereinafter refer to the Original Agreement, as amended by this Amendment.

Section 1.3            Certain Definitions

The definitions of "Equivalent Securities," "Participating Preferred Stock" and "Ownership Threshold" in Section 1.1 of the Original Agreement is each amended and restated in its entirety to read as follows:

""Equivalent Securities" means at any time shares of any class of Capital Stock or other securities or interests of a Person which are substantially equivalent to the Voting Securities of such Person other than by reason of not having voting rights, including, for the avoidance of doubt, the Series A Participating Preferred Stock, Series B Participating Preferred Stock, Series C Participating Preferred Stock and Series D Participating Preferred Stock."

"Ownership Cap" means, at any time of determination, with respect to PNC and its Affiliates, each of (i) 49.9 percent of the Total Voting Power of the Voting Securities of BlackRock issued and outstanding at such time (such percentage, the "Voting Ownership Cap") and (ii) 38.0 percent of the sum of the Voting Securities and the Participating Preferred Stock of BlackRock issued and outstanding at such time and issuable upon the exercise of any options or other rights outstanding at that time which, if exercised, would result in the issuance of additional Voting Securities or Participating Preferred Stock (the "Total Ownership Cap"); provided, however, that for purposes of determining whether PNC has met or exceeded the Ownership Cap, none of the BlackRock Capital Stock acquired by PNC pursuant to the Securities Purchase Agreement entered into between PNC and BlackRock in connection with the transactions contemplated by the Stock Purchase Agreement (such Capital Stock, the "Transaction Shares") shall be considered Beneficially Owned by PNC or its Affiliates.

"Ownership Threshold" means, at any time of determination, with respect to PNC and its Affiliates, 5 percent of the BlackRock Capital Stock issued and outstanding at such time.

""Participating Preferred Stock" means Series A Participating Preferred Stock, Series B Participating Preferred Stock, Series C Participating Preferred Stock, Series D Participating Preferred Stock and any other series of preferred stock of BlackRock reasonably determined by the Board to have economic and other rights, preferences and privileges substantially equivalent to that of the Series B Participating Preferred Stock."

Section 1.1 of the Original Agreement is amended to add the following definition:

 ""Series D Participating Preferred Stock" means the Series D Participating Preferred Stock, par value $.01 per share, of BlackRock and any securities issued in respect thereof, or in substitution therefor, or in substitution therefor in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

Section 1.4            Transfer Restrictions

A new Section 3.6 is hereby added to Article III:

Section 3.6          Transaction Shares.  None of the foregoing restrictions or limitations contained in this Article III (including without limitation the right of last refusal contained in Section 3.3) shall apply to any of the Transaction Shares.

Section 1.5            Composition of the Board

Section 4.1(a) is amended and restated in its entirety to read as follows:

(a)           Following the Closing, BlackRock and PNC shall each use its best efforts to cause the election at each meeting of stockholders of BlackRock of such nominees reasonably acceptable to the Board such that there are no more than 19 Directors; there are not less than two and not more than four Directors who are members of BlackRock management (each a "Management Designee"); there are two Directors, each in a different class, who are individuals designated in writing to BlackRock by PNC (each, a "PNC Designee"); there are two Directors, each in a different class, who are individuals designated in writing to BlackRock by a Person who is a Significant Stockholder and has held such status since prior to the date of the Transaction Agreement (each, a "Significant Stockholder Designee"); there are two Directors, each in a different class, who are individuals designated in writing to BlackRock by Barclays; provided, however, that if for any period greater than 90 consecutive days PNC and its Affiliates shall Beneficially Own less than 10% of the BlackRock Capital Stock issued and outstanding, PNC shall promptly cause one of such PNC Designees to resign and the number of PNC Designees permissible hereunder shall be reduced to one and; provided, further, that if for any period greater than 90 consecutive days PNC and its Affiliates shall Beneficially Own less than 5% of the BlackRock Capital Stock issued and outstanding PNC shall promptly cause a second PNC Designee to resign and the number of PNC Designees permissible hereunder shall be reduced to zero; and (iv) the remaining Directors are Independent Directors.

Section 1.6            Termination

Section 6.2 is amended and restated in it entirety to read as follows:

Except as otherwise provided in this Agreement, this Agreement shall terminate upon the later of (i) the five year anniversary of this Agreement and (ii) the first date on which PNC and its Affiliates Beneficially Own BlackRock Capital Stock representing less than PNC's Ownership Threshold (unless PNC has, within ten Business Days of notice that it has fallen below such Ownership Threshold, indicated its intent to increase its Beneficial Ownership above such Ownership Threshold, and PNC in fact so increases such ownership in excess of its Ownership Threshold within twenty Business Days after such notice); provided, however, that in the case of a termination pursuant to this Section 6.2, the obligations of the parties pursuant to Article III, 4.2(c)(ii) and 4.8 hereof shall not terminate until the first date on which PNC and its Affiliates Beneficially Own BlackRock Capital Stock representing less than five percent of the Total Voting Power of the BlackRock Capital Stock issued and outstanding at such time.  Nothing in this Section 6.2 shall be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to the termination hereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1            PNC Representations and Warranties.

PNC represents and warrants to BlackRock as follows:

(a)           Organizational and Good Standing of PNC.  PNC is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as currently conducted.

(b)           Authorization; Binding Obligations of PNC.  PNC has full corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder.  The execution, delivery and performance by PNC of this Amendment have been duly and validly authorized and approved by all necessary corporate action on the part of PNC.  This Amendment has been duly and validly executed and delivered by PNC and (assuming due authorization, execution and delivery by BlackRock) this Amendment constitutes a valid and binding obligation of PNC, enforceable against it in accordance with its terms, except as (a) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 2.2            BlackRock Representations and Warranties.

BlackRock hereby represents and warrants to PNC as follows:

(a)           Organizational and Good Standing of the BlackRock.  BlackRock is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  BlackRock has the requisite corporate power and authority to carry on its business as currently conducted.

(b)           Authorization; Binding Obligations of BlackRock.  BlackRock has full corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder.  The execution, delivery and performance by BlackRock of this Amendment has been duly and validly authorized and approved by all necessary corporate action of BlackRock.  This Amendment has been duly and validly executed and delivered by BlackRock and (assuming due authorization, execution and delivery by PNC) this Amendment constitutes, a valid and binding obligation of BlackRock enforceable against it in accordance with its terms, except as (a) the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

ARTICLE III
MISCELLANEOUS

Section 3.1            Full Force and Effect.  Except as expressly amended by this Amendment, the Original Agreement remains unchanged, and the Original Agreement, as amended hereby, is hereby ratified, approved and confirmed in all respects as the agreement between PNC and BlackRock and shall remain in full force and effect.

Section 3.2            Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.

Section 3.3            Counterparts.  This Amendment may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on its behalf by an authorized officer as of the date first above written.

BLACKROCK, INC.

By:	/s/ Daniel R. Waltcher
	Name:	Daniel R. Waltcher
	Title:	Managing Director and Deputy General Counsel

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ Timothy G. Shack
	Name:	Timothy G. Shack
	Title:	Vice Chairman